Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Stock Option and Grant Plan and 2020 Equity Incentive Plan of Galecto, Inc. of our report dated September 2, 2020 (except for the stock split described in Note 16, as to which the date is October 22, 2020), with respect to the consolidated financial statements of Galecto, Inc. for the years ended December 31, 2019 and 2018, included in its Registration Statement on Form S-1, as amended, and related Prospectus (File No. 333-249369), filed with the Securities and Exchange Commission.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

November 4, 2020